Exhibit 99.1

CVS Health announces CFO Shawn Guertin to take leave of absence due to family health reasons

SVP of Corporate Finance Thomas F. Cowhey Appointed Interim CFO

CEO of Oak Street Health Mike Pykosz Named Interim President of Health Services

WOONSOCKET, R.I., Oct. 16, 2023 —  CVS Health® (NYSE: CVS) today announced several leadership updates, effective immediately:

•	Executive Vice President, CFO and President of Health Services Shawn Guertin will be taking a leave of absence from his role due to unforeseen family health reasons.
•	Senior Vice President of Corporate Finance, Tom Cowhey, has been appointed interim CFO.
•	CEO of Oak Street Health, Mike Pykosz, has been named interim President of Health Services.

“Our thoughts are with Shawn and his family during this difficult period,” said CVS Health President and CEO Karen S. Lynch. “The Board and I have every confidence that Tom and Mike will ensure we continue to execute our strategy seamlessly while we give Shawn time to be with his family.”

Cowhey joined CVS Health in February of 2022. He previously served as CFO of Surgery Partners Inc., and before that spent more than a decade at Aetna in various strategy and finance roles. Since joining CVS Health, he has overseen investor relations, corporate development, treasury, and finance operations, working closely with Guertin and Lynch to manage the Company’s overall financial strategy.

Pykosz joined CVS Health following the acquisition of Oak Street Health on May 2, 2023. As CEO and a co-founder of Oak Street, he built it into a leading multi-payor, value-based primary care platform. During his time at CVS Health, Pykosz has been focused on continuing to run the Oak Street business, while also helping to unify all of CVS Health’s care delivery assets.

Kyle Armbrester, CEO of Signify Health, has continued to lead Signify Health since it became part of CVS Health on March 29, 2023. He is highly involved in the Health Services strategy and remains a member of the executive leadership team.

CVS Health will continue to report third quarter earnings results on November 1, 2023, and hold Investor Day on December 5, 2023, as previously announced.

About CVS Health

CVS Health® is the leading health solutions company, delivering care like no one else can. We reach more people and improve the health of communities across America through our local presence, digital channels and over 300,000 dedicated colleagues – including more than 40,000 physicians, pharmacists, nurses and nurse practitioners. Wherever and whenever people need us, we help them with their health – whether that’s managing chronic diseases, staying compliant with their medications or accessing affordable health and wellness services in the most convenient ways. We help people navigate the health care system – and their personal health care – by improving access, lowering costs and being a trusted partner for every meaningful moment of health. And we do it all with heart, each and every day. Follow @CVSHealth on social media.

Media contact

Ethan Slavin

860-273-6095

Ethan.Slavin@CVSHealth.com

Investor contact

Larry McGrath

800-201-0938

InvestorInfo@CVSHealth.com